EXHIBIT 99

Except for the historical information contained herein, the matters set forth in this transcript, including those about our future financial results, including revenues, sources of revenues and expenses, our gross margin, our goals and business outlook for 2005 and thereafter, market trends, growth and market opportunities, product introductions, product development, our customers and our competitive position, our intention to significantly reduce operating costs through consolidation of our U.S. operations, including planned closure of the Fremont, California office, moving some manufacturing to Ohio and India, the expected restructuring charge and expected annual cost savings, statements regarding our pool and spa marketing group, expected benefits and timing of restructuring, our evaluation of potential programs for cost reductions of EFO and expected benefits of cost reductions including competitive advantages, the outlook and growth prospects for EFO and our intention that EFO become the focus of Fiberstars' future, the expectations that our pool and spa business will miss its forecast, resulting in lower revenues and a loss for the quarter, volatility of results from our core businesses, expected testing of the EFO freezer case lighting system, expected sales and the expected contributions and impact of Mr. Davenport as CEO, constitute forward-looking statements for the purposes of the safe harbor provisions under the Private Securities Litigation Reform Act. These forward-looking statements and all other statements that may be made on this call that are not historical facts are subject to a number of risks and uncertainties that may cause actual results to differ materially, including, but not limited to, our ability to retain and obtain customer and distributor relationships, our ability to maintain relationships with strategic partners and ADLT, our ability to increase cash balances in future quarters, risks associated with the evolution and growth of the fiber optic lighting market, the impact of technological advances and competitive products, the slowing U.S. and world economy and its effects on Fiberstars' markets, failure to develop marketable products from new technologies, failure of EFO or other new products to meet performance expectations, unanticipated costs of or difficulties in implementing restructuring, the ability to evaluate and implement programs for reducing the cost of EFO, our ability to integrate new management, delays in manufacturing of products, increased competition, other adverse sales and distribution factors, greater than anticipated costs and/or warranty expenses, and other risks detailed from time to time in our SEC reports, including our Annual Report on Form 10-K for the year ended December 31, 2004, and our Quarterly Report on Form 10-Q for the quarter ended March 31, 2005, in particular to the section entitled "Factors That May Affect Results." These forward-looking statements speak only as of the date hereof, and we disclaim any intention or obligation to update these forward-looking statements.

                                      * * *

                   THE FOLLOWING IS A TRANSCRIPT PREPARED WITH

                 RESPECT TO THE FIBERSTARS, INC. CONFERENCE CALL

                              HELD ON JUNE 30, 2005

Operator:       Good afternoon. And welcome to the Fiberstars Restructuring conference call.

                All lines have been placed on mute to prevent any background noise. After the speaker's remarks there will be a question and answer period. If you would like to ask a question during this time, simply press star then the number 1 on your telephone keypad. If you would like to withdraw your question, press the pound key.

                Thank you.

                I would now like to turn the conference over to Mr. David Ruckert, President and CEO.

                Please go ahead sir.

David Ruckert:  Thank you Micky and thank you for joining our call this afternoon. Before we begin, I'd like to read you the longest run on sentence since Faulkner's opening to Absalum Absalum in 1936.

                I would like to remind you that various remarks that we make on this call including those about our future financial results including revenues, sources of revenues and expenses, our goals and business outlook for 2005 and thereafter, market trends and market opportunities, product introductions, product development, our customers and our competitive position, our plan for hiring a new COO VP of Operations, our intention to significantly reduce operating costs through consolidation of our U.S. operations, including planned closure of the Fremont, California office, the expected restructuring charge, and expected annual cost savings, the expected benefits and timing of restructuring, our evaluation of potential programs for cost reduction of EFO, and expected benefits of cost reduction including competitive advantages, the outlook and growth prospects for EFO, and our intention that EFO become the focus of Fiberstars' future, the expectation that our pool and spa business will miss its forecast resulting in lower revenues and a loss for the quarter, volatility of results from our core businesses, expected testing of the EFO freezer case lighting system, and the expected contributions and impact of Mr. Davenport as CEO constitute forward-looking statements for which the purposes of the safe harbor provisions under the Private Securities Reform Act.

                These forward-looking statements and all other statements that may be made on this call that are not historical facts are subject to a number of risks and uncertainties that may cause actual results to differ materially. We refer you to our annual report on form 10-K for the year ended December 31, 2004 and our quarterly report on form 10-Q for the quarter ending March 31, 2005 previously filed with the SEC. In particular to the section entitled factors that may affect results and to other reports that we file from time to time with the SEC for additional information on factors that could cause actual results to differ materially from our current expectations.

                These forward-looking statements speak only as to the date hereof and we disclaim any obligation to update these forward-looking statements.

                And with that, I will say that I am joined today by John Davenport, our new CEO and by our CFO, Bob Connors. The structure this morning will be I'll make an opening series of remarks having to do with the restructuring news release that went out. John will then make his statement. He'll say a little bit about his background. He'll talk in more depth about EFO and about the press release that went out about a half an hour ago announcing that we got a new $1.5 million R&D award from the Department of Energy.

                We have Bob Connors here. We do not have any financial results of course, at this point to discuss but Bob will be here to answer any questions that you may have.

                First I want to talk about my retirement. I got a lot of questions about why now. This has been planned for some time. When I was approaching my sixty-fifth year, we discussed it with the board and it was clearly an inappropriate time at that point. At that point, EFO was not fully developed as a product. The marketing and sales team was not in place. In fact, there wasn't a coherent marketing plan at that point.

                Today, it's very different. We have an excellent product in EFO. As you know, the latest iteration of it with the new daylight lamp was introduced this April at a couple of trade shows and very enthusiastically received by customers. We have the marketing and sales team in place. We have an A team with Ted des `Enfants leading it. Paul Ravanelle and Paul Schooley helping Ted with our foothold account strategy where we focus on national accounts that can benefit most from the EFO energy savings story.

                The marketing plan is in place. The Gensler organization is the key to that. We have two contracts now with Gensler and the endorsement of EFO by Gensler. Their first endorsement in history, I think will be meaningful in persuading the lighting professionals to consider adopting EFO. So things are in good shape on EFO. The direction is very positive and I feel very comfortable about that.

                Regarding the restructuring, the discussion on this began in May of 2004 in an out of the office meeting in New York by the board of directors. And a number of iterations of this plan have been reviewed and John and I have been spending some time individually with each of the board members going over the options and the financial structure that we envision for this new restructuring.

                And so when we announced that we will close the Fremont facility at the end of this year with a carefully considered decision, it will obviously reduce - significantly reduce our facilities costs, which are 25% of the current costs out in Ohio. And they will reduce our personnel costs as well.

                We will also be moving some portion of the manufacturing that was being done here in Fremont to Solon and to India. Both of those moves are going to take place in the next six months.

                The pool and spa marketing group will remain intact and will remain in northern California in a smaller facility to be identified.

                I believe that this is the right thing to happen. It will save us, of course, considerable amount of overhead and money. We're estimating about two million a year versus current costs. It will create an increased focus on EFO. The Solon, Ohio facility has been the EFO center.

                And we didn't say a lot in the news release about the initiatives that we're undertaking to reduce the cost of goods of EFO but please be assured that we have aggressive programs underway. We will probably have some other announcements to make on that as the year progresses this year. But we're very encouraged by the prospects of lower costs on EFO and we think that when we get lower costs on EFO the market potential of that product will increase.

                Now unfortunately, what was not planned during all this is the pool and spa shortfall in the second quarter. Once the middle of June came around and we realized that that was going to happen, we had to bundle that into the release. It was not originally intended. Obviously it was a surprise to us as it was to you.

                The biggest single factor in this shortfall is the group of products that we sell on an OEM basis to spa - stand along spa manufacturers. This is a business that we elected to not do any engineering for about three years ago. So we're basically letting it drift down. It was going down about five or six hundred thousand dollars a year and this year, the bottom has dropped out on us. It's going to decline between a million and a half and two million dollars this year. That will be pretty much it. We'll be left with just a few hundred thousand dollars of business.

                So that's the main problem in the pool and spa area. The spa standalone business was a low margin OEM business that wasn't worth taking engineering time away from EFO. And that was a decision made, as I said, about three years ago, and we're paying for it, unfortunately this year.

                I'd like to - before I turn it over to John, I'd like to say that I think we're fortunate to have a man of his stature to lead the Company to the next level. John was introduced by one person at the recent Light Fair trade show as the Michael Jordan of lighting. That's an extraordinary introduction. He is, in fact, known and respected around the world in the lighting field. And I think Fiberstars is extremely lucky to have him.

                He's a man of great breadth of knowledge and ability. He's been
                - of course, we named him COO a few years ago to groom him for this position. He was President of the Unison Company when we bought the Unison Company, so he's much more than a chief engineer, believe me. And I have every confidence that John will make an excellent CEO and will create an environment of success here at Fiberstars for EFO and the rest of our product lines in the years to come.

                So let me turn the meeting over now to the new CEO of Fiberstars, John Davenport.

John Davenport: Thank you very, very much Dave and everyone at Fiberstars.
                Appreciate the tremendous efforts, the job that Dave has done over the past 18 years in taking Fiberstars from a dream into the world's leading fiber optic lighting company.

                I am thrilled to become CEO of Fiberstars. This reminds me of the night I had dinner with Jack Welch. It was the night he became CEO of General Electric Company. I was at a meeting in Boca Raton with 1,000 other executives. I was the most junior, so therefore, they figured I was expendable. And I had dinner with Jack.

                He asked me if I liked my job. And I told him that there are only two jobs in the company that I thought were worth having: the one that I had and the one that he had. And I'm beginning to understand what I meant by that statement. I am really thrilled for this opportunity.

                Maybe a little bit about my background that doesn't come through in the write ups you may have seen. Of course, I have an R&D background. Incidentally, that night they stripped Jack Welch of his PhD, under the theory that no scientist or engineer could run the General Electric Company. And he became instead of Dr. Welch, he became the honorable Mr. Welch.

                Well, in that same spirit, I'm laying down this mantle of technology for a moment and give you a glimpse of my background. At GE I was very, very fortunate, of course, to go on calls with Jack and got to see him in action. He, in my view, he was GE's best salesman. And I got to call on CEOs of General Motors and Ford. And learn how to live in that kind of an environment.

                The other folks that I had a chance to interact with, Jim McNerny also in the news today and Dave Calhoun. Top, top talent at GE and I feel privileged to have learned quite a bit from them.

                The - I had a chance of taking - I've been very fortunate three or four times in taking ideas to multi-million dollar businesses. And most recent of which is this Xenon headlight, which is an idea that I had at GE and stayed with it. That's one thing you learned from these guys. You have to stay with it. And not only in the lab and not only in the factory but you have to go to the customers. I took that all the way to two lighting platforms for GE lighting on that.

                So - and had a chance to talk to retail customers for other products - the halogen IR that I worked. So that kind of training in that kind of environment where the customer is number one and where you're looking towards filling the needs of the customer is something that I grew up in. And it's been very valuable to me in this current project.

                So I feel people have heard me before know that I'm excited about EFO technology. Well, I am excited about this phase. The name of the game, I think, from now on is execution. Yes, there's going to be a lot more in the technology that's going to be a continuous stream of products but we've got a product technology that's been launched and that is drawing attention. And so I'm thrilled at this stage to be taking over Fiberstars.

                And I am also thrilled to tell you that we are on plan for the second quarter for EFO. And the plan is that, you know, I don't know how to do this any other way. The plan is to do this quarter by quarter. Account by account, customer by customer. And our second quarter shows growth over our first quarter. And we'll be seeing growth in the second half as well. Second half looks better than the first half.

                To give you kind of a hint at the third quarter, of course, you've heard about today's news, the million and a half contract from the Department of Energy. Department of Energy is very important because energy is their business. They're the people behind this new set of regulations. They're the people - they want it to succeed. That's part of the reason they're supporting us. They want to support technologies that can make those regulations be meaningful.

                But we're also pleased to say, going to be doing our first commercial building - actually maybe more than one in the third quarter. And a key to this has been the introduction at Light Fair this new lamp. Please order them. They're available now. We'll be glad to ship them. But that, we believe, is the key to the commercial and also retail market. We also expect a retail order sale in the third quarter, probably more than one.

                Supermarkets. We are now in four out of eight regions in Whole Foods. And we expect to add another region in the third quarter. We sold four Whole Foods supermarkets this quarter. So things are moving ahead there.

                We have an ongoing test at Albertson's in the wine department. And we're looking forward to doing some stores in Southern California. We have just recently been approved for use of EFO in the seafood department in their new prototype - in their new stores. Their type 45 stores. That's an important step to be on the spec.

                And we've added a new - a major new chain for a test.

                Docklights. We've - even though it's a new product, we've sold a few units in the second quarter. And in the third quarter, we expect one customer to adopt them for their loading docks chain wide. So that will be a significant step. And we'll probably see some more orders in docklights. We're looking forward to that.

                Freezer cases. We have now worked out the location for our joint Southern Cal Edison Albertson's test. There are 43 freezers involved. One cooling group, I'm told. So that you can take a look at what happens to the compressor loads as well as what happens on the temperatures in the freezer and the amount of energy they use compared to the existing fluorescents.

                California Edison will be doing the measurements so we're not going to be involved in this. It will be independently measured. That should begin in late third quarter. Lots - there's lots of interest in our being successful in freezer cases. It's probably the question that we received most often is when can we start putting EFO in our freezer cases? We want to do it as soon as possible.

                The military. There will be two DARPA installations, which - for the third quarter. One of them the Chief Executive of DARPA's conference room. We're on track. We believe that we'll receive orders for two to three ships. There will be a testing period that will be involved and in 2006 and then, you know, with the lightening speed of the government, 2007 we'll be positioned to be receiving an order.

                This is important, this test is very important because they'll be deciding whether or not that Fiberstars' EFO goes on the spec. So that's looking - that will be something that we're tracking very closely.

                That's what the outlook looks like for the third quarter. We, as I said, we expected to be an increase again over our second quarter. And so the outlook in general has been very good.

                I'm going to turn it - open it for questions for anyone who has any questions.

Operator:       At this time, if you would like to ask a question please press star 1 on your telephone keypad.

                We'll pause for just a moment to compile the Q&A roster.

                Your first question comes from Chris Ryder.

Chris Ryder:    Hello?

John Davenport: Hello?

Chris Ryder:    Hi. A couple - sorry to see you go, Dave but I'm glad that putting it in such good hands.

                As you think about the transition from the California facilities to the Ohio facilities, should we think about giving up revenue in that transition?

David Ruckert:  That is not our plan. Our plan is to make this a seamless transition for the customer. And we are doing everything that we possibly can do to assure that. I brought in Wayne Platt who has extensive experience in this kind of transition. He's done it several times before in much larger transitions before. He has got extensive manufacturing experience in lighting companies and for the major lighting companies.

Chris Ryder:    Should we think then that this $2 million cash cost savings comes right out of the SG&A line so that '05 SG&A could be down versus '04?

Bob Connors:    The effect won't take place fully until actually 2007 Chris because we will have some restructuring costs this year and some next year, although most of it will be taken this year. So - and as far as SG&A goes, that's where the majority of the savings will show up. There will be some in the gross profit line as well.

Chris Ryder:    And then, as it relates to your EFO, the million and a half dollars that you're receiving from the government, is that - how
                - do I book that into the revenue line and then offset it with engineering expenses? Or how do I look at that?

David Ruckert:  Yes. We'll typically offset engineering expenses.

Bob Connors:    Well, actually we don't. We do not book the contract value into revenue since it's basically for R&D work.

David Ruckert:  Right.

Bob Connors:    So we'll take it as a credit to the R&D line.

Chris Ryder:    So what does that do to margins for the Company?

Bob Connors:    It has no effect on margins. On gross profit margins. It will help the pre-tax margin.

Chris Ryder:    And then so does that mean that you're going to increase your
                R&D line by the amount of the million and a half contract?

Bob Connors:    No. We'll spend on the R&D line whatever we spend and then we'll deduct the amount of the contract. So it should have a positive effect on the R&D line. We probably will maybe augment R&D spending to fulfill the requirements of the contract but overall we wouldn't expect it to have a major change this year over next year because, as you know, the DARPA contract winds down at the end of this year.

Chris Ryder:    Okay. And then as it relates to the docklights, you talked about a customer loading docks on a chain wide basis. Can you give us sort of an order of magnitude as to what that could mean?

John Davenport: Yeah. We don't really know the answer to that question right now. And I will be glad to answer that question the third quarter when we've got the order booked.

Chris Ryder:    But just in terms of sizing the market. You know, we talk about the retail opportunity, we talk about the feature opportunity, we talk about the Whole Foods opportunity and Albertson's opportunity. Can we just get a sense of what a docklight opportunity could be?

John Davenport: Sure. You know there are an awful lot of docks around the country. And this kind of a light is an efficient version of that light is in every one of them, practically. We probably won't replace all of the dock lights. Places where these things are really important are places where broken glass matters. For example, supermarket docks.

                And this is a significant opportunity. Probably not as large as freezer cases. Freezer cases are probably the single largest product opportunity, I think, in the near term. They'll be somewhat larger than the docklight opportunity. But the docklight is a nice product. And we'll see how it goes.

Chris Ryder:    Thank you sir. The reason why I'm asking the question that way is the freezer case is still a test market for you whereas the docklight are commercial orders.

John Davenport: Docklight are commercial orders. We have docklights in test right now. So we're further along with the docklight product. We've been in tests in several locations and we're beginning to actually get some orders. It's now in production so that we can
                - you can order a docklight.

                Freezer cases are not at that stage. Freezer case lighting is in the early test phase and that's what we're doing with Southern Cal Edison. There is a lot of interest in it because of there are problems with the current technology. Fluorescent lighting (unintelligible) works well in the cold and besides they put heat in the case.

Chris Ryder:    Well congratulations again on the transition.

John Davenport: Thank you very much, Chris.

Operator:       Your next question comes from Len Brecken.

Len Brecken:    Hi guys. Appreciate the call. You know, in terms of - just to follow up on the freezer case products, what are the deliverables for getting that product to general availability to shipping and maybe, you know, issues of adoption? Is there any, you know, cost issues that you need to address to get it to general availability and to get it to some level of sales or...?

John Davenport: Yeah. We're looking on freezer cases as a 2006 product. And cost is going to be an issue because fluorescent lights are cheap. And one of the things that we're doing, we talked about in the release, is aggressively pursuing cost reduction so that we can bring these freezer case applications in the range that the freezer case - that the supermarkets and freezer case manufacturers, you know, that are realistic for them.

                So those are the - besides getting the product right for the applications, the cost reduction effort is equally important.

Len Brecken:    Well, it seems like you got the - if you can manufacture it, it seems like you got the right specs for the product. So I'm not as worried about that as I am with, you know, can you give us some order of magnitude where you've got to get the cost down to get, you know, seven figure type of revenues for the product?

David Ruckert:  I think, if I can interject in here, Lenny, I think that the -
                we're going to learn this in the second half, so I can't be that definitive about it. But I think we've got the cost reduction identified that we need to make this a huge product.

Len Brecken:    Okay. And I would assume within a reasonable timeframe.

David Ruckert:  Yeah 2006.

John Davenport: That's the plan.

Len Brecken:    All right. One question. I don't think you guys really gave us an update on the spoilage test that was still outstanding that John mentioned maybe at a conference a while back.

David Ruckert:  Yeah. We don't have it. We're - it was due by today, in fact. It didn't come in. But we're expecting it momentarily. We did get a couple of charts on it mid-month. So we know it went well. But we don't have the data yet. As soon as we have the data, we'll put out a release on it.

Len Brecken:    Okay. Third question, can you just broadly, you know, in terms of - we already talked about the freezer case but broadly speak about, you know, maybe retail and grocery store EFO adoption issues at this point. I mean is it cost? Is it tweaking the product? Is it handholding? Is it convincing the customer that it does what it does? Can you just thrash out what the major adoption issues are left at this point?

John Davenport: I think that it's a little bit of all of the above. The color has been an issue in the past in the retail environment. Probably the biggest issue with the introduction of this new lamp at Light Fair we've addressed the color issue. And now it's a matter of getting it right. Retail environment is important to the retail customer. The lighting is part of this overall sale.

                In supermarkets, it's important but it's not viewed in the same way. Here the - here, getting it right from an aesthetic point of view is important. So that's one of the things tweaking that we're doing.

                Also, cost is an issue. You have to be able to show the savings that you can obtain and get the kind of payback that they're looking for.

                In spite of all of that, we are making progress in the retail market. I just - I said that we had a retail customer coming on board. We're doing a test in the third quarter as well. A significant test in the third quarter. So we're making progress. We have two retail customers with - that are testing the product as we're speaking. And the indications continue to be positive. So we're making progress in this area.

Len Brecken:    Okay. Thanks. I'll get back in the queue.

Operator:       Your next question comes from Bill Gibson.

Bill Gibson:    Hi John.

John Davenport: Hi.

Bill Gibson:    What was the - and I just missed it. You were going over the, you know, talking about freezer cases and a test starting late in the third quarter and you said joint venture with Albertson's. What was the other company?

John Davenport: Southern Cal Edison.

Bill Gibson:    Oh, Southern California Edison was the other company. Okay.

John Davenport: Right.

Bill Gibson:    And in terms of the commercial product that - was that we
                expected to have a contract announced in the third quarter. Was that it? Commercial customer, building.

John Davenport: What we're expecting is a purchase order.

Bill Gibson:    A purchase order.

John Davenport: Right.

Bill Gibson:    Okay. I assume that - is that for immediate construction or is that an '06 kind of thing or...?

John Davenport: No. No. That's an '05 kind of thing.

Bill Gibson:    '05 kind of thing.

John Davenport: It's a retro fit. This is not a hole in the ground. So we're trying to get it into a building that, you know, is standing there.

Bill Gibson:    Okay.

John Davenport: Anything else, it would be an '05 kind of thing.

Bill Gibson:    Good. And Dave, as the outgoing CEO, that was the longest
                introductory - I forget what caveat I've ever heard read.

David Ruckert:  It's the longest one I've ever seen. The lawyers sent it over and I just read it. So...

Bill Gibson:    You've got to have the lawyers look at things but thank you.

Operator:       Your next question comes from Robert Smith.

Robert Smith:   Yes. Good afternoon guys. Thanks Dave for brining the Company this far. And the threshold of greatness, hopefully, John and you the man.

                Let me ask you this, John. How are we going to get bottom line profitability and keep the momentum going in R&D?

John Davenport: Well, part of that - and that's a good question. And that's one that I think about all the time. Part of that is the funding that we are continuing to receive from the government and from other sources. And that - we see that going forward in 2006 so that will keep R&D as a - with a minimal impact on the bottom line.

                I think that the thing that we need to do and that everyone expects us to do is to begin, you know, this building of traction in EFO and that's really, I think, sets the economy of scale that we need to get the costs down. That has an important impact on costs all by itself. Economy of scale is very important. And as we increase quarter over quarter that helps our profitability.

                So but we're using R&D contracts, awards, to help offset the necessary continuing R&D that we'll need.

Robert Smith:   For EFO ramp up are you going to be using Ohio or how are the facilities there for production capacity?

John Davenport: The answer is yes. In fact, our fiber capacity - our fiber manufacturing is in Ohio. Our extruded fiber manufacturing is in Ohio. And we are continuing, you know, we're ramping that up in anticipation of the - of getting - of needing that extra capacity fiber.

                We are also turning India on so that they'll be able to do assembly of certain of the other parts, fixtures and some electronics and probably the illuminator as well.

Robert Smith:   Is that a contract manufacturer?

John Davenport: That's a contract manufacturer.

Robert Smith:   You have people there?

John Davenport: We have Fiberstars employees on site.

Robert Smith:   The gross margin in the business as a target, I think I remember hearing 40%. Is that a good number?

John Davenport: That's the number.

Robert Smith:   So what kind of time frame do you think it would take to get there?

John Davenport: That's a terrific question. It's not going to be 2005 I'm afraid. And probably not 2006 but we should be making good traction as we go beyond that.

Robert Smith:   And this contract that was just announced with DOE, it kind of puts you in position to attack the residential market at some point. How much work is necessary to get to that point in time line?

John Davenport: The contract timeline is 18 months. That's what we had in the proposal. We would seek to accelerate the work beyond that. And in fact, you've seen products come out of our work with DARPA. We're doing two products this year although we're continuing working on the DARPA program. So my expectation is that we will probably take the 18 months but products will be coming out ahead of that. That's my expectation.

Robert Smith:   Products that would be...?

John Davenport: Well, we had planned to - our target is to have a product available for the California market in 2006 so we can begin testing that. Now will that be the ultimate product? Probably not. We want to - but we want to test that residential market as soon as we can with something that - something that's a reasonable entry product.

Robert Smith:   Okay. I wish you great good luck.

John Davenport: Thank you very much.

Operator:       Your next question comes from Michael Horwitz.

Michael
Horwitz:        Hi fellows.

John Davenport: Hi.

Michael
Horwitz: I missed the first couple minutes of this so I may have missed this but did ya'll talk about Sarbanes-Oxley at all?

John Davenport: No. That's a great thing to talk about.

Michael
Horwitz:        So, it looks like we missed it by a hair. Is that right?

John Davenport: That is absolutely right.

Bob Connors:    Hurray for that too.

John Davenport: We had cheering from the CFO's office.

Michael
Horwitz: All right. So Mr. CFO, help me out here. In the first quarter, on the G&A line, you had some increase expense because your auditors had some extra hoops to jump through, if I recall. And then those of us - some of us, or maybe just me on Wall Street modeled in that you would probably hit the threshold for Sarbanes-Oxley so I can go ahead and back that out of my G&A. Would that sound right?

Bob Connors:    We'll be spending some this year but obviously a lot less than it would have been.


Michael
Horwitz: Okay. And so was that number in the first quarter, is that a steady state number for your G&A line? I would figure looking at quarters past in '04 that it's lower than that number that you had in the first quarter of this year.

Operator:       Your next question comes from Seth Gelsthorpe.

Seth
Gelsthorpe:     Hi.

John Davenport: Hi Seth.

Seth
Gelsthorpe:     Couple different questions. First of all, the commercial
                building that you mentioned, can you give us some sense of what this is? It's not a hole in the ground. Is this a one-story building, a 100 story building? What's the scope of this?

John Davenport: Well, it's not 100 story building. I'll tell you that but I don't want to - and it is not a hole in the ground. But it is a -it's a building which we are replacing MR16s. So it's an ideal application for us. And it's significant. Let me just stop there.

                For us it's significant. It's a demonstration that we can penetrate a commercial building and that's encouraging and it might not be the only one in that quarter. That's as far as I can go, Seth.

Seth
Gelsthorpe:     That's great. Thank you.

                Another question. On the docklight and freezer case segments, I wonder if you could just give a little bit more if possible, on the sort of the current pricing of the incumbent products today, sort of a price per docklight and what you guys charge today. If I was going to buy it today. And what it would be in the future, ideally coming from you. In other words, what do you believe the inflection point would be? How close do you have to get to the incumbent price?

John Davenport: Well let me try this. Okay?

                Presently docklight might be like $200 a dock for a decent system. It could be less. Okay? For standard product. Our docklights are more expensive. They are probably maybe instead of $200 a dock. Okay? We're talking probably $300 a dock, in that range. We need to be less than that to compete on a first cost basis. However, on a life cycle cost basis, we are competitive and if you throw in a rebate, we are competitive.

                What our goal is, is obviously not to have this question of calculating life cycles costs at all. So you can guess where our target is.

Seth
Gelsthorpe:     Okay.

John Davenport: Give you the number.

                The freezer cases, freezer cases are more complex. And the reason they're more complex is that it isn't just the initial hardware but there is a maintenance cost associated with a freezer door. And generally these things are contracted out. That number - so I don't know exactly what that number is, but that number might be on the order of a couple hundred dollars per door. And again, our target is not to be first cost limited. So I'll leave it at that.

Seth
Gelsthorpe:     Okay. And but then presumably the maintenance cost would be less because the - or is it the same?

John Davenport: The maintenance cost would be far less.

Seth
Gelsthorpe:     Because the bulb change out is less frequent? Is that why?

John Davenport: The bulb - well, in the case that we're looking at, we're talking about three or four bulbs versus one bulb. Right?

Seth
Gelsthorpe:     Right.

John Davenport: And the lifetimes are comparable. So you'd have to replace four instead of one. But that's really not the problem. The problem is that the bulbs - the seals leak. If you go down a freezer aisle, you'll see variable amounts of light. And I just did this last night. I love looking at freezer doors now.

                And about half of them were at about half the light level. Some of them were flickering. When the seal is broken and the cold gets to the lamp, you can get flicker from the lamp. Those things that - the lamps aren't burned out. The bulbs aren't burned out but it is very annoying to the manufacturer.

                So...

Seth
Gelsthorpe:     Bulbs are freezing to death.

John Davenport: Yeah. They're freezing to death. So that's why I don't know the exact answer. But we don't have any of that.

Seth
Gelsthorpe:     Right.

John Davenport: Light source is outside the case. It's passive inside the case.

Seth
Gelsthorpe:     And your fiber optic cable is unaffected by the cold, I presume?

John Davenport: Not affected by the cold. That's exactly right.

Seth
Gelsthorpe:     Okay. Couple more quickies. How long do you think you'll stick around, John? Delighted that you're taking on this new role.
                It's wonderful. Any idea?

John Davenport: I could be leaving at any moment - no. I'm kidding. My reputation is that I stay until the job is done. And my view is the job is to execute on EFO. So I want to lift this thing from where it is right now into what you might think of as quote a real product. Here we think of it as a real product when they order it we love it. But to take it to the next level in sales.

                So I'll be around long enough to do that. That's my intention.

Seth
Gelsthorpe:     Great. How many people are leaving the Company in this process of restructuring? And how many people are moving from California to Ohio?

John Davenport: We haven't got an exact number for that but it's on the order of
                40 people are leaving the Company and there are several people who will have opportunities to move to Ohio. And we just don't know, at this point, this is very new for all of us, how many of those folks are going to take advantage of that opportunity.

                The - we're being very careful not to lose the knowledge base. There's a tremendous knowledge base here in California. We don't want to lose that. I can tell you this, our- we are transitioning - we're doing the fiber production in fixtures right now in Ohio for EFO. The first product that we'll be transitioning will be the manufacture of the illuminators will be in Solon.

                So our first priority is the EFO product. I'm confident that folks in Solon will be able to make them because the engineers that designed them are there. So the knowledge base is no issue at all in doing that.

                So that's where we are.

Seth
Gelsthorpe:     Great. Thank you.

Operator:       Your next question comes from Robert Ledoux.

Robert Ledoux:  John, you and I have chatted in the past about the competitive nature of LED, certainly high brightness LED. They maintain that the cost declination curve is about 25% a year. Does that pose a threat to you in a couple years? And could you address your own cost decline curve?

John Davenport: Sure. Twenty-five percent per year on LEDs is great. And however, LEDs - cost per lumen on LEDs is relatively high so it's going to take many years before the cost - first cost for a system where the light - where you have the light level of say, a 60-watt light bulb, incandescent bulb will be in the range that we have for EFO.

                We're seeing an aggressive cost reduction. Our goals for the next few years probably are steeper than 25%. So I don't see in the near future or on the horizon, I don't see cost competition from LEDs as being a major issue.

                I think our competitors will be the conventional lighting sources.

Robert Ledoux:  As they bring their cost down?

John Davenport: No. Their positioning their products for energy efficiency.
                Compact fluorescent lights, there are T5s now instead of T8s. Their ceramic metal hay lights. They're making different wattages, different geometries. Those - there is my old friend halogen infrared, which I did at GE touting a better MR16. Those are going to be in the horizon, the near, the real competition.

                We are very effective against that kind of product. For example, one of the installations that we have, we actually took out ceramic metal hay light and put in this product. We're looking at another installation where we'll do a far better job than compact fluorescents in terms of energy efficiency and quality of light. And of course, with MR16, there's no issue at all. EFO is by far the best.

                So as LED - however, our R&D group has got their foot in the water on LEDs and we have an active program. And we are - our goal is to have an LED based EFO system for a niche application in 2006. So we're not ignoring LEDs. After all, I did the strategic work for GE in creation of gel core so I'm very aware of the potential. Just a matter of time - time is an issue here.

Robert Ledoux:  But basically you can stem the threat by using LED as your illuminator if need be?

John Davenport: Well yeah. Right. We'll use the best light source available.
                Exactly. Right. And we are not - we're working with the leading LED manufacturer as part of our DARPA work.

Robert Ledoux:  On another point, where do you stand with your instant on feature, which would be much more attractive for the retail market.

John Davenport: I'm glad that you asked that question. We have just been awarded a second phase SBIR because of our successful demonstration of an instant on EFO system in our phase one SBR. One of the SBIRs was exactly that. We think that's - while it will be very nice for retail, it will be essential in a residential environment. So...

Robert Ledoux:  Does it add much to your cost?

John Davenport: It will add something to the electronics cost. Fortunately, I thought it might add a lot but fortunately the work that was funded under DARPA where we really got into an X generation kind of construction for illuminators, I think we're going to make that cost, you know, a reasonable add, you know, 20% or something like that. Not a factor of two. So I think - my belief at the present time is we're going to be able to have the instant light capability and be able to afford it - afford to use it.

Robert Ledoux:  And thirdly, does your DARPA contracts, at all, have a bake off features versus other light sources?

John Davenport: Bake off?

Robert Ledoux:  Contest to see which is better?

John Davenport: No. At the moment the answer is no except that we have the conventional fluorescent system that we obviously have to be competitive against. So we have to show that, for example, on a maintenance point of view and energy usage point of view, reliability, and overall life cycle cost, that there are real gains waiting. So that's not the case right now.

                It's - although we are not, you know, putting our heads in the sand. We're looking at other possible alternatives and how they might be viewed in this environment. And in fact, one of the applications we're using - I was talking about using LED and with an EFO system, the bunk light system is likely to be an LED system. The general lighting in the ship and so forth, that'll be our standard EFO system.

Robert Ledoux:  Thank you. And again, congratulations on these new opportunities for you.

John Davenport: Thank you.

Operator:       Your next question comes from Len Brecken.

Len Brecken:    Hey guys. Just a follow up. If you were to look at your product contributions, I think the current expectations for EFO from the analysts are out there are like three to five million. You know, just to get an idea what the contributions would be by, you know, product and product segment. I mean product end user segment.

John Davenport: Sure. First of all, you know, the estimates, of course, of the analysts are the estimates of the analysts but I can tell you what I believe will be a leading segment. The leading segment will be the supermarket segment. That's the one that we have the furthest development in and I believe that, you know, this year that will be the leading contribution.

Len Brecken:    Okay. And would you, you know, would you...

John Davenport: Yeah. We're - we said in the past that our guidance was that we'd be 5% to 10% of our business would be EFO this year. And we're sticking to that.

Len Brecken:    Yeah. I mean understood. And did Dave give an update on the Navy contract at all? Maybe I missed it?

David Ruckert:  If John can hang up his other phone, we'll have John answer that one.

John Davenport: I'll be glad to give an update on the Navy contract. I did talk a little bit about it but let me say a little bit more about the Navy contract. We are, in fact, expecting to have a contract to do two to three ships. This is a process in which the U.S. government is involved so there are lots of steps and there are admirals who have to sign off on this. All sorts of things have to happen; however, this is being guarded by - guided by DARPA. And our indications are that the process is going along. That there are no negatives. So our expectations are that we're going to be doing Navy ships.

Len Brecken:    By when?

John Davenport: We're hoping to see some work yet this year on those.

Len Brecken:    Okay. So there's no real change in expectations.

John Davenport: There's no real change in the - you'll know. You'll see a press release.

Len Brecken:    All right. John, one question on gross margins. I mean assuming,
                I think your capacity - you didn't really talk about capacity at all. You know progress in terms of ramping the capacity. There were plans several quarters ago to expand that. And I think your current run rate potential is like 9 million in sales or something like that. Can you just give me - your comment on gross margin, is that, you know, the 40% - do you think you're going to be able to achieve that at, you know, what level of revenues? Or is it not revenue dependent? Is it cost reduction dependent?

John Davenport: I think it probably depends on both. The cost reductions will come with economy of scale. But also with the cost reduction programs that we have in place that are design dependent. The cost reductions won't come in 2005; however, we do have an aggressive program in place and we should see some significant reductions in cost in 2006.

Len Brecken:    Okay. So I mean if you look out in the second half of 2006 when the revenues are obviously, hopefully more substantial and your cost reductions are in place, do you think you will be able to achieve that bogey then?

Bob Connors:    This is Bob. I think it will largely depend on some of the things we've discussed on this call such as the pricing that we need to get to for EFO to compete in these markets and whether we're far enough along on the cost reduction to keep a 40% margin at those price levels.

                So I think it's a little bit early to say it's going to happen in 2006. I'd feel more comfortable in 2007 at this point.

Len Brecken:    Okay. Fair enough. Thanks guys.

Operator:       Your next question comes from Michael Horwitz.

Michael
Horwitz: I guess I got cut off last time but in order not to get cut off this time, will you let me know is Paul Schooley going to be hiring people since you'll be devoting more resources to EFO?

John Davenport: Yes. The plan is to increase those folks. So I don't know if
                Paul will actually do the hiring but Paul will have help in doing the things that he needs to achieve.

Michael
Horwitz: And then in terms of the cost reductions, are we talking about coatings cost? Are we going to do materials science here to get down the cost curve?

John Davenport: Yes.

Michael
Horwitz: And so I've been told the numbers could be near about a 30% reduction on the low side. Maybe 50% on the high side. What's your feeling on that?

John Davenport: The - our cost - you're not too far off the mark. We have aggressive cost reductions.

Michael
Horwitz: And then, Bob, and hopefully, I won't get cut off, can you just tell me where a normal, general and administrative line is before the restructuring and where you might think it's after?

Bob Connor:     We don't really forecast at that level of detail, Mike but as I said, we had high costs in the first quarter, primarily related to the accounting and of course, we have higher legal expenses because of 10-K and proxy. So it will come down but we don't give, you know, line item forecasts.

Michael
Horwitz: And then in terms of the Albertson's Southern California Edison test, they're obviously putting some capital resources into this so this is almost like paid for R&D or how do I look at that?

John Davenport: Absolutely. They'll be putting some capital resources into that.
                In fact, we're hoping that we qualify for the California standard offer. And so the state of California should be putting some resources into it as well.

Michael
Horwitz:        Okay. Thank you.

Operator:       Your next question comes from Dick Smith.

Dick Smith:     Hi guys.

John Davenport: Hi.

Dick Smith:     John, I guess, you know, it makes it kind of tough to make a buck when your gross profit is 40%, your SG&A is running about in the middle 30s and that's before any R&D expenses or interest expense. And we've been doing that for the last few years. And
                I'm just tickled to death to see this new structuring going on.

                My question to you is this. Where do you see SG&A expenses as a percentage of total revenues? And in what timeframe do you expect to do that?

John Davenport: Of course the restructuring is directed towards reducing our overhead cost and towards reducing, you know improving those numbers. So I'm going to ask Bob to amplify that a little bit.

Bob Connors:    Yeah. Dick, expense - as you might imagine, given the
                restructuring is primarily going to take place this year that SG&A is going to be, you know, pretty high this year. Next year, we should not have as much restructuring but I would imagine we'd have some. So that would tend to put it pretty close to the line as far as reaching that 40% level.

                So I think we're looking at 2007 before we get rid of all the restructuring costs. Have a more normal SG&A, which includes all of the savings that we're going to achieve and coincidentally, that's when it looks as though the margin outlook is better as well. So that's - hopefully that answers your question.

Dick Smith:     Well, do you guys have a target as to what percentage SG&A would run as a percentage of total revenues? And any timeframe that you're trying to achieve that?

Bob Connors:    Well, I think we've shown total operating expense forecasts for the Company out say three to five years, which calls for a 15% pre-tax margin, which would equate to about a 25% SG&A line. So that's where we're headed. It's a question of how long will it take us to get there.

Dick Smith:     Do you have any kind of a timeframe in mind?

John Davenport: Well, that's the three to five years.

Dick Smith:     Okay.

John Davenport: We've been saying this.

Dick Smith:     Okay. And this restructuring, what's this going to do to your working capital in the near future and do you anticipate having to go and raise more capital somewhere?

Bob Connors:    We've made no statements about that except to say that the board is continually looking at that as an option, particularly given the potential for the need to grow the business. In the short term, we'll still continue to do that. As you can see from the release, we're going to have some additional cash costs to continue and complete the restructuring. So that will put a little pressure on cash.

                But we had about a million dollars in the bank - a little less than that at the end of Q1. Cash typically builds during the next three quarters and then the next squeeze on cash would come in the first quarter of next year when we'd have pool business with its early buy terms and that kind of thing. And we might have to dip into the bank line of credit at that point.

Dick Smith:     In this particular move, aside from Dave, are there any key people that won't be moving or that will be leaving the Company because you're moving from Fremont to Ohio?

                Hello?

John Davenport: Yes. I've got - I've got that.

                I'm trying to - trying to define key people. The EFO team, of course, will be unchanged. That's maintained. The manufacturing manager here in Fremont will not move to Ohio. I'm going to turn to my CFO and ask - he's a key person and ask him what his plans are.

Bob Connors:    Yes. My plans are to be part of the transition and make the move to Ohio. I think that probably the only other change that John mentioned is the operations guys.

Dick Smith:     Okay.

Bob Connors:    Others are staying on board.

Dick Smith:     John you just briefly mentioned that you are a guy with a
                reputation that gets the job done and one of the things you said that you're going to be taking Fiberstars to the next level of sales. Is there three to five year - I mean is there any level of sales that you have in mind when you said that level of sales?

John Davenport: Probably. But I probably shouldn't say what it is. I have an internal expectation. Let me just say this, that I am used to seeing businesses that I've developed from an idea exceed $100 million. In some cases, a lot more than that.

Dick Smith:     Okay. That's fair enough. And also, you know, there have been a lot of questions about LED and certainly OLED, which encompasses, I guess phosphorous with it. Has there been any work with phosphorous in fiber optics?

John Davenport: Sure. Let me just say that what you can do - and in fact, we've investigated this. What you can do is extrude or put in particles of phosphor in the fiber itself and as you put in blue light, it will change the color of the light and you can get very spectacular effects. Scintillation counters use such fibers. This is something that we've looked at, thought about from an R&D perspective so there is a potential to do that.

                So far though that we've seen by far the most efficient way to deliver light is to do it directly. Make the fiber as transmission to white light as possible and then have a very efficient white light source. So that's a great question.

                That comes from my other life.

Dick Smith:     Also, I'm assuming that in the regions that you're dealing with in Whole Foods, one of the regions that you don't have is the southeastern part of the United States. Would that be correct?

John Davenport: We do have the southeastern part of the United States. We just shipped a job.

Dick Smith:     Well, then I wanted to ask you this. I recently went to a new store in Sarasota. And it did not look like that was the EFO system. It looked like...

John Davenport: You are absolutely right. We didn't get the Sarasota job. We didn't get into that region before - in time to do it. However, they're - it's another store. We'll let them build it. We'll send you the address and maybe you can get to that.

Dick Smith:     In the store that you missed in Sarasota, John, what did they put in? They put some drop lighting. It almost looked like it was EFO but then I noticed electrical current coming on down to it.

John Davenport: I'm not sure what they put in, in that store but I'll ask one of the guys to find out.

Dick Smith:     Okay. Thanks very much guys.

John Davenport: Great.

Operator:       Your next question comes from Tom Sharp.

Tom Sharp:      Good afternoon guys. Let me just say first, it's been
                fascinating to watch this company develop over the last couple of years and I look forward to that in the future.

                Let me just address what seems like could be the big elephant in the middle of the room that no one's asking. Why not close or sell the pool business? It seems like the return on equity, the return on invested capital is going to be substantially higher in EFO than it is in this sort of legacy pool business. What kind of metrics are you looking at or have you considered that?

John Davenport: The answer to that is that the board has considered that. If you've read any of Jack Welch's books or grew up under him, you know that you've got to consider that. Right now, our approach is, you know, Jack Welch's approach would be to fix, sell, or close. And we are in the fix mode right now. But that's something that, you know, the board could change their mind on.

Tom Sharp:      So fixing meaning that - trying to get gross margin...

John Davenport: Getting the margin - sizing the overhead to the business so that business is a cash generator. And you know, going forward, that will be helpful as we grow the EFO business.

Tom Sharp:      Right. And the fix mode, you think, is how far out? When you call it fixed?

John Davenport: That's what we're doing right now. Most of the savings will come from reducing overhead associated with our pool and spa business.

David Ruckert:  And this was a business that was already profitable. So we're actually going to make it more profitable.

Tom Sharp:      Great. Thanks for the time.

Operator:       Your next question comes from Robert Smith.

Robert Smith:   During the conversation in the past, we've tossed out numbers of market size, which are extremely large, 5, 10, 15 billion and multiples of that in residential. So why aren't you more ambitious for where you want to stay around to take the Company to?

John Davenport: I am very ambitious. I'm just not announcing it.

Robert Smith:   Well, okay. This question John was how long you were going to stay around. So I'd like you to stay around and really bring that to a realization. And...

John Davenport: I'd love to. That's - I not going to go any further under the tent but I'd love to.

Robert Smith:   Okay. So you want to see this realized?

John Davenport: Yeah. I'd like to see this business blossom. You know, what that's going to be is something that we'll find out as we go forward.

                We're nearing an hour and 15 minutes on this call. So I think that we should limit it to another question. One more.

Operator:       Your next question comes from Len Brecken.

Len Brecken:    I just wanted to just double back on John's comment on the restructuring. Was this restructuring a proactive move to accelerate the adoption of EFO through cost reductions? Or was it just to stop the bleeding in the pool business? Or a combination of both and what percentage of both was it?

                I mean I'm just trying to ascertain whether this is an aggressive defensive move because you see EFO business visibility increasing. You now see the real potential of some serious, you know, tens of millions of revenues here.

John Davenport: Yeah. The answer is focus. Probably more important than the cost reductions are the ability to create focus. We're moving the - we've changed the focus from significant focus on EFO - I think we said 25% in the release to most of the folks working at Fiberstars are working on EFO. So the recognition that we really want to concentrate on EFO.

                Also, improving our cost structure will help in terms of being able to fund EFO and get that to happen as soon as we can be able to fund the development of customers, of various freezer case alternatives, fixtures, and so forth.

Len Brecken:    Okay. So John you're basically making the bet, as they say.

John Davenport: Right.

Len Brecken:    All right. Thank you.

John Davenport: Thank you.

                Thank you very much. I appreciate everyone's participation in the call. And I officially call this session closed.

Operator:       This concludes today's Fiberstars restructuring conference call.
                You may now disconnect.

                                       END